Exhibit 99.1

RAIT Financial Trust Appoints Thomas D. Wren to its Board of Trustees

New independent trustee adds substantial financial, regulatory, capital markets and mortgage REIT expertise to further support RAIT’s transition to a more cost efficient, lower leverage and focused business model

Philadelphia, PA – February 15, 2017 – RAIT Financial Trust (“RAIT”) (NYSE: RAS), a national direct lender to owners of commercial real estate and an internally-managed real estate investment trust, today announced the appointment of Thomas D. Wren, a veteran financial services executive and former federal banking regulator, to its Board of Trustees, effective immediately.

“Tom is an outstanding addition to the RAIT Board,” said Michael Malter, RAIT’s Non-executive Chairman of the Board. “One of the things we have heard from a number of shareholders is that we should add highly-qualified independent directors who bring new perspectives and insights to RAIT’s Board. I believe adding Tom to our Board is very responsive to that input. We look forward to capitalizing on Tom’s substantial senior leadership experience at large publicly-traded financial services companies and experience as a federal banking regulator.  The Board will also benefit from Tom’s extensive and relevant experience from his tenure of almost 9 years serving as an independent director at Hatteras Financial Corp., a publicly-traded mortgage-backed securities REIT prior to its acquisition by Annaly Capital Management, Inc., where among other roles, he chaired its audit committee.  Tom’s addition brings a third new trustee to RAIT’s Board in the past fifteen months.”

“I’m excited to join RAIT’s Board at such a transformative time in its history,” said Mr. Wren. “I look forward to contributing my experience leading and regulating financial services firms to the RAIT Board as it oversees RAIT’s ongoing transformation and the execution of its strategic initiatives to drive revenue growth and create long-term shareholder value.”

The RAIT Board has determined that Mr. Wren qualifies as an independent trustee as such term is defined in RAIT’s Trust Governance Guidelines, which includes meeting the independence standards under Rule 303A.02 of the NYSE Listed Company Manual.

Mr. Wren replaces Edward S. Brown who, following close to 18 years of dedicated service to RAIT, has chosen to step down from the Board.

“On behalf of the entire Board, I want to thank Ed for his years of dedicated service to RAIT,” continued Mr. Malter. “He has contributed in countless ways during his tenure and helped navigate RAIT through a period of significant transition.”

Today’s announcement reflects the RAIT Board’s on-going commitment to recruit new independent and highly-qualified directors who have perspectives, insights, experiences and competencies that expand the depth and breadth of the Board and provide RAIT with additional competencies and resources for growing shareholder value.  With Mr. Wren’s appointment to the RAIT Board, the Board will be composed of nine highly-qualified and experienced directors, three of whom have joined the RAIT Board since November 2015, and boasts a broad and diverse set of skills and experiences in the areas of commercial real estate, commercial lending, banking, finance, accounting, mergers and acquisitions, capital markets, capital allocation, capital structure, and risk management.

About Thomas D. Wren

Mr. Wren, 65, was a special advisor at Promontory Financial Group, a bank and financial services consulting firm, from March 2006 to October 2011.  Prior to that, Mr. Wren was group head and treasurer of MBNA Corporation, or MBNA, a publicly-held bank holding company, from July 1995 to January 2006. At MBNA, Mr. Wren was responsible for the daily management of the global money market and fixed income investment portfolios and the wholesale funding programs for the $140.0 billion total managed assets credit card bank. From May 1992 to June 1995, Mr. Wren served as executive vice president-chief investment and funding officer of Shawmut National Corporation, a publicly-held bank holding company. From June 1973 to April 1992, Mr. Wren served in numerous roles at the Office of the Comptroller of the Currency, or OCC, a federal banking regulatory agency, ending as manager large bank supervision in the OCC’s Washington D.C. office. Mr. Wren has served on the governing boards of numerous financial institutions, including service as an independent director of each of ACM Financial Trust, Inc., a privately-held residential mortgage backed securities real estate investment trust, or REIT, since December 2005, and Hatteras Financial Corp., or Hatteras, a publicly-traded mortgage backed securities REIT, from November 2007 until Hatteras was acquired by Annaly Capital Management, Inc. in July 2016.

About RAIT Financial Trust

RAIT Financial Trust (NYSE: RAS) is an internally managed real estate investment trust that provides debt financing options to owners of commercial real estate and owns a portfolio of commercial real estate properties located throughout the United States. Additional information about RAIT can be found on its website at www.rait.com.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com